K&L Gates LLP 1601 K Street, N.W. Washington, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

July 21, 2020

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Forum Funds

LMCG International Small Cap Fund

File Nos. 002-67052; 811-03023

Post-Effective Amendment No. 671

Ladies and Gentlemen:

We have acted as counsel to Forum Funds (the “Trust”) in connection with the preparation of Post-Effective Amendment No. 671 to the Trust's registration statement on Form N-1A (the “Amendment”), and we have reviewed a copy of the Amendment being filed with the Commission.

Pursuant to paragraph (b)(4) of Rule 485 under the Securities Act of 1933, we represent that, based on our review and our assessment of the disclosure changes being effected by the Amendment, the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Very truly yours,

/s/ K&L Gates LLP